Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and
Chief Executive Officer
(909) 980-4030

CVBF Announces Retirement of John Borba, Director

Ontario, CA, November 8, 2012-CVB Financial Corp. (NASDAQ:CVBF) today announced the retirement of John Borba from the Board of Directors. His retirement will be effective November 30, 2012.

John Borba, 85, a founding director, has been a valued contributor to the success of the Bank since it was established in 1974. “John was instrumental in the Bank’s formation. His solid business acumen and experience helped guide our organization over the past thirty-eight years,” stated Ronald Kruse, Chairman of the Board.

In addition to his regular board duties, Mr. Borba served as Chairman of the Audit Committee from 1994 to 2009. John has been an active member of the local dairy and business community as owner of John A. Borba & Sons Dairy, a family business.

CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.3 billion financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 41 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

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